UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2011

BankGuam Holding Company

(Exact name of registrant as specified in its charter)

Guam	000-54483	66-0770448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box BW Hagatna, Guam		96910
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (671) 472-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 15, 2011, Bank of Guam, a wholly-owned subsidiary of BankGuam Holding Company, Wells Fargo Financial Guam, Inc. (“Wells Guam”) and Wells Fargo Financial Saipan, Inc. (“Wells Saipan”), both Delaware corporations, entered into a Loan Purchase Agreement pursuant to which Bank of Guam has agreed to purchase certain loans, promissory notes, retail installment contracts and revolving charge agreements (collectively, the “Loans”) from Wells Guam and Wells Saipan. As of November 30, 2011, the net outstanding balance of the Loans was approximately $101.4 million. Bank of Guam will pay an amount equal to 99.42% of the net outstanding balance as of November 30, 2011 plus accrued interest owing by the obligors on the Loans from November 30, 2011 through the closing date of the acquisition of the Loans. Closing of the transaction is subject to customary closing conditions and is expected to occur before the end of 2011.

A copy of the Loan Purchase Agreement is filed as Exhibit 10.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

10.1	Loan Purchase Agreement dated as of December 15, 2011 among Bank of Guam, Wells Fargo Financial Guam, Inc. and Wells Fargo Financial Saipan, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

BANKGUAM HOLDING COMPANY

	By:	/s/ WILLIAM D. LEON GUERRERO
Date: December 19, 2011		William D. Leon Guerrero, Executive Vice President and Chief Operating Officer

EXHIBIT LIST

Exhibit No.	Description of Exhibit

10.1	Loan Purchase Agreement dated as of December 15, 2011 among Bank of Guam, Wells Fargo Financial Guam, Inc. and Wells Fargo Financial Saipan, Inc.

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